UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2018

VGRAB COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA	000-54800	99-0364150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#820 – 1130 West Pender Street Vancouver, BC		V6E 4A4
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (604) 648-0510

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 25, 2018, wholly-owned subsidiary of Vgrab Communication Inc., Vgrab International Ltd. (“VIL”), entered into a cooperation agreement on a profit-sharing basis (the “Agreement”) with Hampshire Motor Group (China) Ltd. (“HMGC”), a related corporation, for the development and marketing of Duesenberg brand (the “Brand”) licensed to HMGC by the original Duesenberg trademark owner. Pursuant to the Agreement, VIL will work with HMGC on developing marketing, advertising and customer relation programs for Duesenberg’s brands, with newly-developed sub-brand, Duesey, and its Duesey Coffee being the initial product offering. VIL is also expected to participate in the development of new products utilizing Duesenberg Trademark.

The term of the Agreement is 10 years, with an option to extend the Agreement for an additional 10-year period. Based on the Agreement, the Company will be entitled to a percentage of revenue generated from the sales of any new products developed by VIL or jointly with HMGC, which percentage will be determined as follows: (i) 94% from revenue of up to $100,000, and (ii) 95% from revenue of over and above $100,000. In addition, the Company will also be entitled to a percentage of revenue generated from the sales of the products developed by HMGC prior to the entry into the Agreement based on the following schedule: (i) 20% from revenue of up to $100,000, (ii) 15% from revenue of up to $500,000, (iii) 10% from revenue of up to $1,000,000, and (iv) 5% from revenue of over and above $1,000,000.

A copy of the agreement is attached as Exhibit 10.1 hereto and the above summary is limited and investors are encouraged to read the entire Agreement. In addition, a copy of the Company’s news release announcing the execution of the Agreement is attached as Exhibit 99.1 hereto.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibits

Exhibit Number	Description of Exhibit
10.1	Cooperation Agreement between Vgrab International Ltd and Hampshire Motor Group (China) Ltd. dated June 25, 2018.
99.1	News Release dated July 2, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VGRAB COMMUNICATIONS INC.

Date: July 2, 2018
By: /s/ Lim, Hun Beng
Lim, Hun Beng
Chief Executive Officer and President